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CRL                                                       Central Reserve life
                                                           INSURANCE COMPANY





November 12, 1998



Provident American Corporation
P. O. Box 511
Norristown, Pennsylvania 19404-0511
ATTN:        Mr. Alvin H. Clemens
             Chairman and Chief Executive Officer

RE:      Acquisition of Provident American Life
         and Health Insurance Company ("PALHIC")

Gentlemen:

This letter is to memorialize a binding agreement between Provident American Corporation ("PAMCO"), joined in by its subsidiary, Provident Indemnity Life Insurance Company ("PILIC"), and Central Reserve Life Insurance Company ("CRL') with respect to the purchase of PALHIC by CRL from PILIC, subject to all required regulatory approvals.

This letter will also evidence our agreement with respect to the ongoing relationship between PAMCO and CRL. The agreements between the parties, which have been approved by all necessary corporate action, are as follows:

         1. Purchase of PALHIC. Subject to regulatory approval, on or before January 1, 1999, CRL will purchase all of the stock of all classes of PALHIC for an amount equal to the adjusted capital and surplus of PALHIC, with its assets and liabilities to be only those approved by CRL. PALHIC will maintain reserves deemed adequate by the Chicago office of Milliman & Robertson at closing with a reserve true-up after one year guaranteed by PAMCO.

         2. PILIC Reinsurance. All of the in force health business of PALHIC will be reinsured to PILIC prior to the closing, and the life insurance in force in PALHIC will be also reinsured to PILIC. At closing, there will be no insurance in force in PALHIC that is not reinsured to PILIC, and PALHIC will have no operations or employees.


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Provident American Corporation
November 12, 1998
Page 2

         3. Payment to PILIC. Subject to regulatory approval and approval of CRL's purchase of PALHIC, CRL, joined in by Reassurance Company of Hannover ("RCH"), will enter into a quota-share reinsurance agreement with PILIC to reinsure all of the health business in PILIC, constituting approximately $100 million in premium (the "Ceded Block"). CRL, joined in by RCH, will make a $10 million cash payment (the "Ceding Commission") to PILIC in connection with the reinsurance.

                    Profits from the Ceded Block will be retained by CRL and RCH until they have recaptured the entire Ceding Commission, together with any losses incurred and interest thereon at 12% per annum.

         4) PAMCO Guarantee. The first $5 million of the Ceding Commission shall be an unconditional payment. PAMCO will unconditionally guarantee that the balance of the Ceding Commission, together with interest at 12%, will be paid to CRL from cumulative profits of the Ceded Block, or PAMCO will otherwise pay such amount to CRL. As security for this guarantee, PAMCO will execute a security agreement in favor of CRL granting CRL a first lien with respect to the stock of PILIC. This agreement will contain the usual lender covenants regarding corporate governance and other matters. PAMCO's guarantee will be in default if CRL does not receive at least $10 million in profits plus interest within five
                    (5) years after closing. After CRL recovers the Ceding Commission plus interest and other amounts due, PILIC shall be entitled to receive an amount equal to 2/3 (two-thirds) of the policy fees paid with respect to the Ceded Block for 1999 and 1/3 (one-third) of such fees for 2000 from the profits derived from the Ceded Block, but not otherwise. CRL shall have no further obligation to PILIC or PAMCO with respect to the Ceded Block.

         5. Continued Marketing. At closing, PAMCO and its affiliate, Provident Health Services, will transfer to PALHIC and CRL all of their rights under any agreements with agents and brokers for the sale of health insurance, and PAMCO and PILIC will enter into non-competition, non-solicitation agreements regarding such agents with respect to the future sale of health insurance products. PALHIC will continue to issue HealthQuest, Solution and AdvantaEdge policies or similar policies (the "PALHIC


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Provident American Corporation
November 12, 1998
Page 3

                    Policies") for a period of three (3) years following the closing and will make such policies available for sale by the existing agency force of PALHIC and agents recruited by their hierarchy (the "PALHIC Agents") during that time period. CRL will establish a mechanism to track the business written by such PALHIC agents.

         6. PILIC Reinsurance. During 1999, PILIC may reinsure up to 20% of the PALHIC policies issued after closing and, thereafter, up to 50% of such policies issued after 1999 for a period of four (4) additional years from the first anniversary of the date of closing. Policy fees for such products will be shared based on the quota-share ratio, except that PALHIC shall be entitled to retain all application fees.

         7. Limitation on Expenses. Maximum expense allowances with respect to the policies which are the subject of the reinsurance described in Paragraph No. 6 above shall be 43% of collected premium for first year (administration 1O%, premium tax 3%, commission 28%, marketing expenses 2%) and 26% for subsequent years (administration 10%, premium tax 3%, commissions 13%). In addition, CRL will receive a 3% administrative payment with respect to policies issued after closing, which fee will reduce to 2% for total policies under administration which exceed $100 million of premium in force. Additionally, managed care costs will be paid as incurred.

         8. Ceded Block Agreements. With respect to the Ceded Block, CRL will assume administrative responsibility for such business effective at closing. In this regard, CRL will assume the obligations to Health Plan Services ("HPS") under PAHLIC's existing contract with HPS, except that CRL will not be responsible for the Base Service Fee and Loss Ratio Management Fee ($95,000 per month) to HPS and will only be required to pay the percentage payment with respect to claim services, and not the $6.00 per claim charge presently being paid. CRL will administer the Ceded Block for administration costs equal to the HPS costs plus 2-1/2% for other administrative costs plus premium taxes and managed care costs. In addition, CRL will receive a 3% administrative payment with respect to policies issued after closing, which fee will reduce to 2% for total policies under administration which exceed $100 million of premium in force.


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Provident American Corporation
November 12, 1998
Page 4

         9. Personnel and Facilities. At closing, PILIC will furnish to CRL on a contract basis such employees as CRL may designate to assist in the transition of the Ceded Block to CRL's administrative facility in Cleveland. CRL will reimburse PILIC for the costs of such employees and will lease the PILIC's facilities and all of the equipment utilized in connection with the health insurance business on a month-to-month basis for a payment of $20,000 per month, such lease to be cancelable by CRL on ninety (90) days notice. With respect to the employees provided by PILIC, CRL will make a payment to PILIC for distribution to such employees equal to four (4) weeks' pay at such time as such employees are no longer needed by CPL.

         10. Internet Sales. PALHIC will provide health insurance products for Internet sale through HealthAxis for a three-year period. PILIC may reinsure such products on a 50/50 quota-share basis, except that the maximum first-year expense allowance shall not exceed 28% with commission expense reduced to 15% and marketing expense eliminated and the second-year expense allowance shall not exceed 21% with commission expense reduced to 8%. In addition, HealthAxis will be entitled to retain all administrative fees until it has recovered the payments made to initiate the Internet program. Thereafter, fees will be split as set forth in Paragraph No. 6 above. CRL will also be entitled to a 2% administrative payment with respect to all Internet policies.

         11. Additional Internet Products. CRL will also work to develop additional health insurance products for sale over the Internet through HealthAxis and enter into reinsurance agreements with PILIC consistent with those described above.


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Provident American Corporation
November 12, 1998
Page 5

         12. PAMCO/PILIC Undertaking. PAMCO and PILIC jointly agree to obtain the cancellation of all existing reinsurance agreements with respect to the Ceded Block immediately prior no closing and to hold CRL harmless from any amounts due to any reinsurer in this regard. Further, PAMCO agrees to indemnify PALHIC and CRL from any claims with respect to HPS, other than the ongoing claims services obligation assumed, and from any and all employee claims of PILIC or PALHIC employees with respect to pension plans, stock purchase plans, or other employee benefits arising prior to the closing, and from any claims regarding the sale by PALHIC of debit life insurance to Life and Health Insurance Company of America in 1996.

If the above sets forth our agreements and understandings, please sign below to so indicate and to bind PAMCO and its affiliates to the terms of this agreement.

Sincerely,

CENTRAL RESERVE LIFE INSURANCE COMPANY



By:   /s/ Frank W. Grimone


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Provident American Corporation
November 12, 1998
Page 6

                          AGREED AND accepted THIS  12th  DAY OF NOVEMBER, 1998.

                          PROVIDENT AMERICAN CORPORATION


                          By:  /s/ Alvin H. Clemens
                               -------------------------------
                                   Authorized Officer


                          PROVIDENT INDEMNITY LIFE INSURANCE COMPANY



                          By:  /s/ Alvin H. Clemens
                               -------------------------------
                                   Authorized Officer


                          PROVIDENT AMERICAN LIFE AND HEALTH INSURANCE
                          COMPANY



                          By:  /s/ Alvin H. Clemens
                               -------------------------------
                                   Authorized Officer